Exhibit 99.1

Sutter Rock Capital Corp. Fourth Quarter and Fiscal Year 2019

Preliminary Investment Portfolio Update

Net Asset Value Anticipated to Be $11.15 to $11.40 Per Share

SAN FRANCISCO, Calif., February 10, 2020 (GLOBE NEWSWIRE) – Sutter Rock Capital Corp. (“Sutter Rock” or the “Company”) (Nasdaq:SSSS) today provided the following preliminary update on its investment portfolio for the fourth quarter and fiscal year ended December 31, 2019.

“Given recent volatility in our stock, coupled with uncertainty surrounding receptivity in IPO markets, we wanted to provide a preliminary fourth quarter and fiscal year-end update for our shareholders,” said Mark Klein, President and Chief Executive Officer of Sutter Rock. “For the quarter and year-ended December 31, 2019, we expect Sutter Rock’s net asset value to be approximately $11.15 to $11.40 per share compared to $11.24 per share as of September 30, 2019. Our anticipated net asset value is inclusive of the effects of the total $0.32 per share in dividends declared in the fourth quarter and paid to date.”

As previously reported, Sutter Rock’s net assets totaled approximately $213.9 million, or $11.24 per share, at September 30, 2019, compared to approximately $195.4 million, or $9.89 per share, at December 31, 2018. As of December 31, 2019, Sutter Rock’s net asset value is estimated to be between $11.15 and $11.40 per share including liquid assets of $50.1 million, consisting of cash and cash equivalents.

Klein continued, “Our priority continues to be a focus on investment performance – a significant driver of our net asset value. We believe this dedicated focus and our continued implementation of shareholder initiatives, designed to enhance shareholder value, will result in a greater value proposition for our shareholders.”

Investment Portfolio Update

At December 31, 2019, Sutter Rock held positions in 23 portfolio companies – all privately-held.

During the three months ended December 31, 2019, Sutter Rock exited its investments in Lyft, Inc. and EdSurge, Inc.:

Portfolio Company	Shares Sold	Average Net Share Price (1)	Net Proceeds	Realized Gain/(Loss)
Lyft, Inc.	304,829	$43.57	$13.3 million	$9.0 million
EdSurge, Inc.	873,153	$ -	$ -	($1.0 million)

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sales, where applicable.

During the three months ended December 31, 2019, Sutter Rock funded the following follow-on investment:

Portfolio Company	Investment	Transaction Date	Amount Invested
StormWind, LLC.	Preferred Shares, Series D	11/26/2019	$0.3 million

Fourth Quarter Dividends and Tender Offer

As previously announced on the November 2019 Q3 earnings call, Sutter Rock’s Board of Directors declared a $0.20 per share dividend, followed by a $0.12 per share dividend declared on December 20, 2019.

Additionally, during the fourth quarter, Sutter Rock commenced a Tender Offer for $10.0 million of its outstanding common stock. Sutter Rock repurchased 1,449,275 shares, representing 7.6% of its outstanding shares, for payment in late November 2019, at a price of $6.90 per share on a pro rata basis, excluding fees and expenses relating to the self-tender offer.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of Sutter Rock. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its fourth quarter and fiscal year end results on March 11, 2020.

About Sutter Rock Capital Corp.

Sutter Rock Capital Corp. (Nasdaq:SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. Sutter Rock is headquartered in San Francisco, CA. www.sutterrock.com

Forward-Looking Statements

Statements included herein, including statements regarding Sutter Rock's beliefs, expectations, intentions or strategies for the future, may constitute "forward-looking statements". Sutter Rock cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements and other conditions which could cause Sutter Rock's actual results to differ from management's current expectations are contained in Sutter Rock's filings with the Securities and Exchange Commission. Sutter Rock undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact

Sutter Rock Capital Corp.

(650) 235-4769

IR@sutterrock.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@sutterrock.com